EXHIBIT 99.1

FOR IMMEDIATE RELEASE
- ---------------------

For:  MAF Bancorp, Inc.                    Contacts:  Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                       Financial Officer
      Clarendon Hills, IL 60514                       Michael J. Janssen, Senior
                                                        Vice President
      www.mafbancorp.com                              (630) 325-7300



      MAF BANCORP REPORTS RECORD RESULTS OF $.77 PER DILUTED SHARE FOR THE
              FOURTH QUARTER AND $2.56 PER DILUTED SHARE FOR 2001

      COMPANY INCREASES 2002 EPS ESTIMATE TO $3.00-$3.05 PER DILUTED SHARE


Clarendon Hills, Illinois, January 28, 2002 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the fourth quarter ended December 31, 2001 totaled $.77 per diluted share, up 35% from the $.57 per diluted share reported in last year's fourth quarter and 31% higher than the $.59 per diluted share reported in the third quarter of this year. Increases in the net interest margin, along with fee income improvements, higher loan sale gains and excellent real estate development profits, partially offset by an increase in non-interest expense, contributed to the strong results for the quarter. The acquisition of Mid Town Bancorp, with assets of approximately $310 million, was completed on November 30, 2001. The acquisition, which was valued at approximately $69 million, had no material impact on the earnings per share results for the fourth quarter or for the 2001 year.

Net income for the current period totaled $17.9 million compared to $13.3 million in the fourth quarter of last year. Return on average equity and return on average assets were 16.96% and 1.34%, respectively, in the current quarter compared to 13.95% and 1.03% in last year's comparable period.

Net interest income improved 9.9% from a year ago, totaling $34.6 million for the current quarter compared to $31.5 million in last year's fourth quarter. While part of this improvement was due to Mid Town Bancorp, most of the increase was attributable to margin expansion. During the past three months, the net interest margin expanded to 2.75% compared to 2.61% for the quarter ended September 30, 2001. In last year's fourth quarter, the net interest margin was 2.59%. The improvement in the net interest margin resulted from a number of factors. Federal Reserve Board actions to lower short-term interest rates and stimulate the economy decreased short term interest rates to historically low levels during 2001 and most notably, during the last half of the year. This led to lower funding costs for the Company on its deposits and borrowings. As a result, the average cost of interest-bearing liabilities for the Company declined to 4.23% for the quarter ended December 31, 2001, 41 basis points lower than the 4.64% reported for the quarter ended September 30, 2001. The Company's successful retail deposit strategy generated 19% core deposit growth in 2001 (exclusive of the Mid Town acquisition). Including Mid Town, the Bank's deposit mix at year-end is comprised of 52% core deposits (checking, money market and passbook accounts), compared to 46% a year ago.

Lower mortgage rates during most of the fourth quarter resulted in considerable loan refinancings and a corresponding decline in the Company's yield on its earnings assets. The impact, however, was less than on the funding side of the business. The average yield on interest-earning assets was 6.61% for the fourth quarter, 27 basis points below the 6.88% yield reported for the quarter ended September 30, 2001.

With the heavy loan refinancing activity and related loan sales, interest-earning asset growth remained relatively flat. While average interest-earning assets in the current quarter grew to $5.05 billion, compared to $4.86 billion reported for last year's fourth quarter, approximately half of the increase was attributable to average interest-earning assets from Mid Town. Aside from Mid Town, the growth in interest-earning assets over the prior year period was primarily attributable to increases in investment securities and mortgage-backed securities.

Loan origination volume totaled $955 million in the current quarter, almost three times higher than the $361.9 million reported for the fourth quarter of last year and 56% ahead of the $610.9 million in volume reported for the quarter ended September 30, 2001. For the year, loan volume totaled $2.8 billion, more than 61% higher than the Company's previous high volume year in 1998. Long-term fixed-rate loans were the preferred choice of customers during most of the quarter, a trend that led to substantial loan sale gains in the quarter, as the Company generally sells these loans. Given management's current outlook for mortgage interest rates, the Company expects loan origination activity to continue to be strong in 2002, although more heavily weighted toward adjustable-rate loans than in 2001, leading to lower loan sale volume and mortgage banking gains than in 2001 and higher balance sheet growth.

Non-interest income increased substantially to $16.7 million in the current quarter, compared to $8.7 million reported for the quarter ended December 31, 2000. Increases in gains on sales of loans and higher deposit account service fees, along with substantially higher income from real estate development operations led to the 92% increase in overall non-interest income.

The Company's real estate development operations contributed $6.1 million to non-interest income in the current quarter, compared to $1.7 million of income reported for the quarter ended December 31, 2000. A total of 78 residential lots were sold in the current period compared to 51 lots in the final quarter of 2000. All of the residential lot sales were in the Company's Tallgrass of Naperville development where the continued strength of the local housing market led to considerably higher sales prices and gross profit margins than in the prior year's fourth quarter. The current quarter's results also included a $501,000 gain on the bulk sale of a commercial land parcel. At December 31, 2001, the Company had 78 lots under contract in its Tallgrass of Naperville development. Assuming no delays in anticipated closings, management expects these lots to close in the first half of 2002.

Deposit account service fees totaled $4.8 million for the current quarter, up 32% from the $3.6 million reported for last year's fourth quarter. The continued strong growth in deposit account fee income is driven by both fee increases and expansion of the Bank's checking account base. Checking accounts totaled 128,500 at December 31, 2001 (exclusive of Mid Town checking accounts), 11% higher than a year ago.

Gains on sales of mortgage loans totaled $3.4 million in the current quarter compared to $632,000 a year ago, as margins expanded considerably and loan sale volume increased to $283.6 million compared to $127.6 million for the fourth quarter of last year. For the second consecutive quarter, the quarterly loan sale profits from the Company's mortgage banking operations were the strongest in the Company's history.

Increased prepayment rates in the Bank's loans serviced for others portfolio, resulted in higher amortization of servicing rights and a $150,000 impairment writedown for the quarter. As a result, loan servicing fee income contracted to a net expense of $528,000 compared to income of $292,000 in last year's fourth quarter. At December 31, 2001, the Bank's loans serviced for others portfolio totaled $1.4 billion and capitalized servicing rights were $10.5 million.

Non-interest expense totaled $22.5 million in the current quarter, compared to $18.9 million reported for the quarter ended December 31, 2000. Compensation and benefits expense totaled $13.0 million in the current quarter, compared to $10.5 million a year ago. This increase was primarily due to normal salary increases, higher medical costs, increased staffing and commission costs related to the higher loan origination and sales volume, and the new business banking division. In addition, increased employee headcount from the Mid Town acquisition added to the increase.

The ratio of total non-interest expense to average assets was 1.69% for the current quarter, compared to 1.47% in last year's fourth quarter and 1.60% in the third quarter of 2001. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 43.9%. This measure continues to be considerably better than peer group averages. Income tax expense totaled $10.9 million in the current quarter, equal to an effective income tax rate of 37.9%, compared to $7.6 million and an effective tax rate of 36.5% for the quarter ended December 31, 2000.

Despite the weakening economy, the Company's asset quality remained excellent during the quarter. Non-performing assets at December 31, 2001 were $20.9 million, or .37% of total assets, compared to $19.1 million or .37% of total assets at September 30, 2001. A year ago, non-performing assets totaled $18.5 million, or .36% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $12,000 of net charge-offs during the quarter. The Bank's allowance for loan losses was $19.6 million at December 31, 2001, equal to 101% of total non-performing loans, 94% of total non-performing assets and .46% of total loans receivable. At December 31, 2001, 90% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties, including 7% relating to home equity loans and equity lines of credit. A total of 90% of non-performing assets consisted of loans secured by one-to-four family residential properties.

For the year ended December 31, 2001, net income totaled $59.5 million compared to $56.6 million for 2000. Earnings per diluted share advanced 7% to $2.56 for the current year compared to $2.40 per diluted share last year. Included in the prior year's results was an $.11 per share gain from the sale of servicing rights. Excluding this gain, the year-over-year improvement in earnings per share results was 12%. Return on average equity was 14.82% for 2001 and the return on average assets was 1.14%.

Net interest income results for the year improved modestly, totaling $131.2 million compared to $125.9 million reported for 2000. Although the net interest margin began to trend upward in the second half of the year, the margin for the year was 2.64% compared to 2.68% for the year ended December 31, 2000. Average interest-earning assets expanded by 5.7% to $4.98 billion from $4.71 billion last year.

Non-interest income increased by $9.7 million, or 26%, in 2001 compared to 2000. This increase was due primarily to considerably higher gains on sales of loans, increased deposit account service fees and an increase in income from real estate development operations. This was offset by lower loan servicing fee income and a $4.4 million non-recurring gain on sale of servicing rights in 2000. Non-interest expenses increased by $10.4 million in 2001, or 14%, due primarily to increased compensation and benefit costs, and higher occupancy and advertising costs. The compensation increase was primarily due to normal salary increases, higher medical costs, increased staffing and commission costs related to the higher loan origination and sales volume, and the new business banking division. In addition, increased employee headcount from the Mid Town acquisition added to the increase.

Total assets at December 31, 2001, were $5.60 billion, approximately $362 million higher than the level reported at September 30, 2001. This increase was almost entirely attributable to the acquisition of Mid Town Bancorp on November 30, 2001. The balance of loans receivable at December 31, 2001 stood at $4.45 billion. Deposit balances stood at $3.56 billion at December 31, 2001 growing by $353 million in the quarter ($271 million of which was attributable to Mid
Town). Ignoring deposits acquired in the acquisition, this marked the fifth consecutive quarter of strong deposit growth. The Company opened its 32nd branch office in November, a new facility located at 495 N. Weber Road, Romeoville, IL.

Borrowed funds totaling $1.47 billion at December 31, 2001 were nearly the same as the $1.51 billion reported three months earlier. Total stockholders' equity was $435.9 million at December 31, 2001, resulting in a stated book value per share of $18.97 and a tangible book value per share of $14.37. In connection with the Mid Town acquisition, the Company issued approximately 495,000 shares of common stock which increased stockholders' equity by $13.8 million. In addition, the Company paid $55.2 million in cash to Mid Town shareholders. The acquisition resulted in goodwill and intangible assets of $41.4 million.

The Company previously announced a 500,000 share repurchase plan during the third quarter of 2001. During the current quarter, the Company did not repurchase any shares of its common stock. The Bank's tangible, core and risk-based capital percentages of 6.44%, 6.44% and 11.31%, respectively, at December 31, 2001 exceeded all minimum regulatory requirements.



                                Outlook for 2002
                                ----------------

Based primarily on a now greater expected increase in net interest income in 2002, the Company is increasing its estimate of earnings per share for 2002. Management currently expects earnings per share for this year to be in the range of $3.00-$3.05 per diluted share, or an increase of 17%-19% over 2001. As noted in the Form 10-Q for the quarter ended September 30, 2001, the Company indicated it was, at that time, expecting earnings per share for 2002 to be in the range of $2.85-$2.95 per diluted share.

The Company's 2002 projections assume moderate balance sheet growth in the 6-8% range and a continuation of a favorable interest rate environment in 2002, which is expected to result in an increase in the interest rate spread and a corresponding improvement in both the net interest margin and overall net interest income next year. The Company is looking for its real estate development operation to contribute $10.0-$12.0 million in pre-tax earnings next year and also to report continued strong growth in fee income. The projections also assume housing and mortgage activity in the Bank's markets will remain strong and credit quality remains good.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 32 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than anticipated costs, or lower than anticipated revenues, associated with the Mid Town Bancorp branch offices or the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                            THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                                               DECEMBER 31,             DECEMBER 31,
                                                            2001         2000        2001         2000
                                                         ---------    ---------   ---------    ---------
                                                               (UNAUDITED)              (UNAUDITED)

Interest income ......................................   $  83,389    $  90,071   $ 345,744    $ 343,103
Interest expense .....................................      48,782       58,580     214,497      217,173
                                                         ---------    ---------   ---------    ---------
   Net interest income ...............................      34,607       31,491     131,247      125,930
Provision for loan losses ............................          --          400          --        1,500
                                                         ---------    ---------   ---------    ---------
   Net interest income after provision for loan losses      34,607       31,091     131,247      124,430
Non-interest income:
   Gain (loss) on sale of:
     Loans receivable held for sale ..................       3,416          632       8,691        1,108
     Mortgage-backed securities ......................          --           --          (2)        (700)
     Investment securities ...........................          55          119         879          256
     Foreclosed real estate ..........................          (5)          81         347          258
     Mortgage loan servicing rights ..................          --          105          --        4,442
   Income from real estate operations ................       6,097        1,735      11,566        9,536
   Deposit account service charges ...................       4,772        3,606      16,535       12,715
   Loan servicing fee income (expense) ...............        (378)         292        (371)       1,686
   Impairment of mortgage servicing rights ...........        (150)          --        (904)          --
   Brokerage commissions .............................         677          582       2,371        2,322
   Other .............................................       2,182        1,528       8,006        5,820
                                                         ---------    ---------   ---------    ---------
     Total non-interest income .......................      16,666        8,680      47,118       37,443
Non-interest expense:
   Compensation and benefits .........................      13,003       10,532      48,221       41,197
   Office occupancy and equipment ....................       2,408        2,148       9,011        8,124
   Federal deposit insurance premiums ................         160          155         617          604
   Data processing ...................................         805          798       3,103        3,034
   Advertising and promotion .........................         957          849       4,355        3,569
   Amortization of goodwill ..........................         812          811       3,245        3,118
   Amortization of core deposit premiums .............         355          353       1,333        1,357
   Other .............................................       3,995        3,236      13,539       12,000
                                                         ---------    ---------   ---------    ---------
     Total non-interest expense ......................      22,495       18,882      83,424       73,003
                                                         ---------    ---------   ---------    ---------
     Income before income taxes ......................      28,778       20,889      94,941       88,870
Income taxes .........................................      10,908        7,623      35,466       32,311
                                                         ---------    ---------   ---------    ---------
     Net income ......................................   $  17,870    $  13,266   $  59,475    $  56,559
                                                         =========    =========   =========    =========
Basic earnings per share .............................   $     .79    $     .57   $    2.62    $    2.43
                                                         =========    =========   =========    =========
Diluted earnings per share ...........................   $     .77    $     .57   $    2.56    $    2.40
                                                         =========    =========   =========    =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                              DECEMBER 31,   DECEMBER 31,
                                                                                 2001            2000
                                                                              ------------   ------------
                                                                              (UNAUDITED)
ASSETS
- ------
Cash and due from banks ...................................................   $    82,540    $    77,860
Interest-bearing deposits .................................................        29,367         53,392
Federal funds sold ........................................................       112,765        139,268
Investment securities, at cost (fair value of $13,290 at December 31, 2000)            --         12,633
Investment securities available for sale, at fair value ...................       355,461        174,494
Stock in Federal Home Loan Bank of Chicago, at cost .......................       132,081         84,775
Mortgage-backed securities, at amortized cost
    (fair value of  $79,137 at December 31, 2000) .........................            --         80,301
Mortgage-backed securities available for sale, at fair value ..............       142,158         24,084
Loans receivable held for sale ............................................       161,105         41,074
Loans receivable, net of allowance for losses of $19,607 and $18,258 ......     4,286,470      4,287,040
Accrued interest receivable ...............................................        28,761         27,888
Foreclosed real estate ....................................................         1,405          1,808
Real estate held for development or sale ..................................        12,993         12,718
Premises and equipment, net ...............................................        63,815         48,904
Other assets ..............................................................        80,448         60,485
Intangible assets, net of accumulated amortization of $19,608 and $15,030 .       105,670         68,864
                                                                              -----------    -----------
                                                                              $ 5,595,039    $ 5,195,588
                                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Liabilities:
   Deposits ...............................................................     3,557,997      2,974,213
   Borrowed funds .........................................................     1,470,500      1,728,900
   Advances by borrowers for taxes and insurance ..........................        38,484         38,354
   Accrued expenses and other liabilities .................................        92,185         66,392
                                                                              -----------    -----------
     Total liabilities ....................................................     5,159,166      4,807,859
                                                                              -----------    -----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding ..................................            --             --
   Common stock, $.01 par value;
      80,000,000 shares authorized; 25,420,650 shares issued;
      22,982,634 and 23,110,022 shares outstanding ........................           254            254
   Additional paid-in capital .............................................       201,468        198,068
   Retained earnings, substantially restricted ............................       286,742        237,867
   Stock in Gain Deferral Plan; 223,453 shares ............................           511            511
   Accumulated other comprehensive income, net of tax .....................         3,672          1,435
   Treasury stock, at cost; 2,661,469 and 2,534,081 shares ................       (56,774)       (50,406)
                                                                              -----------    -----------
       Total stockholders' equity .........................................       435,873        387,729
                                                                              -----------    -----------
                                                                              $ 5,595,039    $ 5,195,588
                                                                              ===========    ===========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)

                                                 DECEMBER 31,     DECEMBER 31,
                                                     2001             2000
                                               ---------------   ---------------

Book value per share .......................   $        18.97    $        16.78
Tangible book value per share ..............            14.37             13.80
Stockholders' equity to total assets .......             7.79%             7.46%
Tangible capital ratio (Bank only) .........             6.44              6.32
Core capital ratio (Bank only) .............             6.44              6.32
Risk-based capital ratio (Bank only) .......            11.31             11.98
Common shares outstanding:
    Actual .................................       22,982,634        23,110,022
    Basic (weighted average) ...............       22,691,053        23,311,135
    Diluted (weighted average) .............       23,195,323        23,586,592

Non-performing loans .......................   $       19,451    $       16,709
Non-performing assets ......................           20,856            18,517
Allowance for loan losses ..................           19,607            18,258
Non-performing loans to total loans ........              .46%              .39%
Non-performing assets to total assets ......              .37               .36
Allowance for loan losses to total loans....              .46               .42
Mortgage loans serviced for others .........   $    1,401,607    $      785,350

                                                         THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                             DECEMBER 31,                      DECEMBER 31,
                                                   ------------------------------    ------------------------------
                                                        2001             2000             2001             2000
                                                   -------------    -------------    -------------    -------------
Average balance data:
    Total assets ...............................   $   5,318,109    $   5,142,672    $   5,214,475    $   4,948,232
    Loans receivable ...........................       4,331,868        4,329,683        4,319,795        4,164,443
    Interest-earning assets ....................       5,048,495        4,861,819        4,975,278        4,705,733
    Deposits ...................................       3,093,957        2,772,342        2,958,748        2,701,476
    Interest-bearing liabilities ...............       4,573,794        4,494,361        4,538,854        4,353,328
    Stockholders' equity .......................         421,466          380,450          401,298          363,211
Performance ratios (annualized):
    Return on average assets ...................            1.34%            1.03%            1.14%            1.14%
    Return on average equity ...................           16.96            13.95            14.82            15.57
    Average yield on interest-earning assets ...            6.61             7.41             6.95             7.29
    Average cost of interest-bearing liabilities            4.23             5.17             4.73             4.99
    Interest rate spread .......................            2.38             2.24             2.22             2.30
    Net interest margin ........................            2.75             2.59             2.64             2.68
    Average interest-earning assets to average
      interest-bearing liabilities .............          110.38%          108.18           109.62           108.10
    Non-interest expense to average assets .....            1.69             1.47             1.60             1.48
    Non-interest expense to average assets
      and loans serviced for others ............            1.36             1.25             1.33             1.20
    Efficiency ratio ...........................           43.92            47.14            47.00            44.56
Loan originations and purchases ................   $     954,969    $     361,893    $   2,827,594    $   1,484,220
Loans and mortgage-backed securities sold ......         283,574          127,617        1,019,945          335,665
Cash dividends declared per share ..............             .12              .10              .46              .39